Exhibit (d)(5)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1 dated as of July 31, 2023 (“Amendment No. 1”) to the Investment Sub-Advisory Agreement dated as of July 16, 2020 (“Agreement”) between Equitable Investment Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“EIM” or “Adviser”), and J.P. Morgan Investment Management Inc., a Delaware corporation (“JPMIM” or “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser are parties to the Agreement, as amended from time to time, pursuant to which Sub-Adviser furnishes investment advisory services to certain portfolios (or an allocated portion thereof) of the EQ Advisors Trust (“Trust”);

WHEREAS, pursuant to Section 18 of the Agreement, the Agreement may be amended or modified in writing duly executed by the parties hereto;

NOW, THEREFORE, EIM and JPMIM agree to modify the Agreement as follows:

1.	New Portfolios. EIM hereby appoints JPMIM as a Sub-Adviser for the EQ/JPMorgan Growth Stock Portfolio and EQ/Large Cap Growth Managed Volatility Portfolio (the “New Portfolios”).

Duration of Agreement.

a.

With respect to the New Portfolios, the Agreement will continue in effect for a period of two years from the date first set forth above and may be continued thereafter pursuant to subsection (b) below.

b.

With respect to the New Portfolios, the Agreement shall continue in effect annually after the date specified in subsection (a), only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the Agreement or interested persons as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolios. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

2.	Appendix A. Appendix A to the Agreement is hereby replaced in its entirety by Appendix A attached hereto.

3.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Investment Sub-Advisory Agreement.

4.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Kenneth Kozlowski	By:	/s/ Jessica Badillo
	Kenneth Kozlowski		Name: Jessica Badillo
	Executive Vice President and Chief Investment Officer		Title: Vice President

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate**
Large Cap Growth Portfolios, which shall consist of EQ/JPMorgan Growth Stock Portfolio and an Allocated Portion of EQ/Large Cap Growth Managed Volatility Portfolio*	0.40% on the first $100 million of the Large Cap Growth Portfolios’ average daily net assets; 0.30% on the next $100 million of the Large Cap Growth Portfolios’ average daily net assets; and 0.20% on the next $1.3 billion of the Large Cap Growth Portfolios’ average daily net assets; provided that, if the Large Cap Growth Portfolios’ average daily net assets are over $1.5 billion, a sub-advisory fee rate of 0.21% will apply to all net assets; and if the Large Cap Growth Portfolios’ average daily net assets are over $2 billion, a sub-advisory fee rate of 0.20% will apply to all net assets.**

Portfolio(s)	Annual Sub-Advisory Fee Rate***
EQ/JP Morgan Value Opportunities Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $50 million; 0.35% of the Portfolio’s average daily net assets in excess of $50 million and up to and including $150 million; and 0.30% of the Portfolio’s average daily net assets in excess of $150 million and up to and including $650 million; and 0.25% of the Portfolio’s average daily net assets in excess of $650 million.

EQ/JPMorgan Growth Allocation Portfolio	0.25% of the Portfolio’s average daily net assets up to and including $1 billion; and 0.23% of the Portfolio’s average daily net assets in excess of $1 billion.

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Large Cap Growth Portfolios is calculated by multiplying the aggregate net assets of the Large Cap Growth Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the Large Cap Growth Portfolios that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the Large Cap Growth Portfolios, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.
***

The daily sub-advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

APPENDIX B

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Sub-Adviser is relying on the relief in CFTC Regulation 4.7(c) with respect to the following Portfolio(s) (each, a “4.7 Portfolio”):

EQ/JPMorgan Growth Allocation Portfolio